UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

Registration Statement

Under

The Securities Act Of 1933

KIRKLAND’S, INC.

(Exact Name of Registrant as Specified in Charter)

TENNESSEE	62-1287151
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2501 McGavock Pike, Suite 1000

Nashville, Tennessee 37214

615-872-4800

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

AMENDED AND RESTATED 2002 EQUITY INCENTIVE PLAN

(Full title of the plan)

Robert E. Alderson

President and Chief Executive Officer

2501 McGavock Pike, Suite 1000

Nashville, Tennessee 37214

615-872-4800

(Name and address of agent for service)

615-872-4800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of shares to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock (no par value)	1,000,000	$15.48	$15,480,000	$2,111.47

(1)	Estimated in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933 solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Registrant’s common stock reported on June 6, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “SEC”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Kirkland’s, Inc. (the “Registrant”) will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Kirkland’s, Inc., 2501 McGavock Pike, Suite 1000, Nashville, Tennessee 37214, Attention: W. Michael Madden, Senior Vice President and Chief Financial Officer; telephone number 615-872-4800.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the SEC are incorporated by reference in this Registration Statement:

•	Our Annual Report on Form 10-K for the year ended February 2, 2013;

•	Our Quarterly Report on Form 10-Q for the quarter ended May 4, 2013;

•	Our Current Report on Form 8-K, filed with the SEC on June 5, 2013;

•

The description of the common stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC on June 24, 2002, as amended by Amendment No. 1 thereto filed with the SEC on July 10, 2002, and including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to our common stock; and,

•

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge on the SEC’s website. We do not consider information contained on, or that can be accessed through, our website to be part of this prospectus.

In addition, you may request a copy of any one or more of these filings, at no cost, by contacting us at the following address or telephone number: 2501 McGavock Pike, Suite 1000, Nashville, Tennessee 37214, Attention: W. Michael Madden, Senior Vice President and Chief Financial Officer; telephone number 615-872-4800. Exhibits to the documents will not be sent unless those exhibits have specifically been incorporated by reference in this prospectus.

You should rely only on the information contained in this prospectus, including information incorporated by reference herein. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (“TBCA”) sets forth in Sections 48-18-502 through 48-18-508 the circumstances governing the indemnification of directors, officers, employees and agents of a corporation against liability incurred in the course of their official capacities. Section 48-18-502 of the TBCA provides that a corporation may indemnify any director against liability incurred in connection with a proceeding if (i) the director acted in good faith, (ii) the director reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation’s best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation and (iii) in connection with any criminal proceeding, the director had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director, if such director is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director of a corporation, Section 48-18-503 of the TBCA mandates that the corporation indemnify the director against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, Section 48-18-505 of the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met. Officers, employees, and agents who are not directors are entitled, through the provisions of Section 48-18-507 of the TBCA to the same degree of indemnification afforded to directors under Sections 48-18-503 and 48-18-505.

The charter and bylaws of Kirkland’s, Inc. provide that Kirkland’s, Inc. will indemnify from liability, and advance expenses to, any of the present or former directors or officers of Kirkland’s, Inc. to the fullest extent allowed by the TBCA, as amended from time to time, or any subsequent law, rule, or regulation adopted. Additionally, the charter provides that none of our directors will be personally liable to us or any of our shareholders for monetary damages for breach of any fiduciary duty except for liability arising from (i) any breach of a director’s duty of loyalty to Kirkland’s, Inc. or shareholders of Kirkland’s, Inc., (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any unlawful distributions, or (iv) receiving any improper personal benefit.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description

5.1	Opinion of Bass, Berry & Sims PLC

23.1	Consent of Ernst & Young LLP

24.1	Power of Attorney (see signature pages at pp. 6 – 7)

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes as follows:

(a) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, Tennessee, on June 13, 2013.

KIRKLAND’S, INC.

By:	/s/ Robert E. Alderson
Name:	Robert E. Alderson
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of Robert E. Alderson and W. Michael Madden, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT E. ALDERSON	President and Chief Executive Officer, and Director	June 13, 2013
Robert E. Alderson	(Principal Executive Officer)

/s/ W. MICHAEL MADDEN	Senior Vice President and Chief Financial Officer	June 13, 2013
W. Michael Madden	(Principal Financial and Accounting Officer)

/s/ CARL KIRKLAND	Director	June 13, 2013
Carl Kirkland

/s/ STEVEN J. COLLINS	Director	June 13, 2013
Steven J. Collins

/s/ MILES KIRKLAND	Director	June 13, 2013
Miles Kirkland

/s/ R. WILSON ORR, III	Director	June 13, 2013
R. Wilson Orr, III

/s/ RALPH T. PARKS	Director	June 13, 2013
Ralph T. Parks

/s/ MURRAY M. SPAIN	Director	June 13, 2013
Murray M. Spain

EXHIBIT INDEX

5.1	Opinion of Bass, Berry & Sims PLC

23.1	Consent of Ernst & Young LLP

24.1	Power of Attorney (see signature pages at pp. 6 – 7)